EXHIBIT 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700
BREEZE-EASTERN REPORTS FISCAL 2008
THIRD QUARTER RESULTS
Union, New Jersey — January 24, 2008 — Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the 2008 fiscal third quarter was $1.5 million versus $1.6 million in the prior-year period or income of $.16 per diluted share in the 2008 fiscal third quarter compared to $.17 per diluted share in the prior year period. Operating income for the third quarter of fiscal 2008 was $3.4 million compared to $3.8 million for the third quarter of fiscal 2007. Sales of $18.1 million in the fiscal third quarter of 2008 declined slightly from $18.9 million for the same period in the prior year. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the third quarter of fiscal 2008 was $3.8 million versus $4.2 million in the prior year period. New orders received during the 2008 fiscal third quarter were $19.1 million compared to $9.8 million in the prior fiscal year’s third quarter. The Company’s book-to-bill ratio for the fiscal 2008 third quarter was 1.1 compared with 0.5 for last year’s fiscal third quarter.
For the nine month period ended December 30, 2007, the Company reported net income of $3.0 million versus $2.6 million for the same period last year or income of $.32 per diluted share in the first nine months of fiscal 2008 compared to $.27 per diluted share for the same period in fiscal 2007. The first nine months of fiscal 2007 included a pretax charge of $1.3 million related to the refinancing of the Company’s debt. Operating income for the first nine months of fiscal 2008 was $7.7 million versus $9.0 million for the same period in fiscal 2007. Sales for the first nine months of fiscal 2008 declined slightly to $51.6 million from $52.8 million for the same period last year. Adjusted EBITDA was $8.7 million for the first nine months of fiscal 2008 versus $10.2 million for the same period last year. New orders received during the first nine months of fiscal 2008 were $54.8 million compared to $83.1 million for the same period in fiscal 2007. The fiscal 2007 figure included an order from Airbus for $21.5 million relating to the A400M Military Transport Program which is expected to commence shipping in late calendar 2009 and continue through 2020. The book-to-bill ratio for the first nine months of fiscal 2008 was 1.1 versus 1.2 for the first nine months of fiscal 2007 excluding the $21.5 million Airbus order.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “In spite of lower spare parts sales in the third quarter of fiscal 2008 as compared to the same period in fiscal 2007, we reported a gross margin in the quarter of 45% that was the result of better performance in the production of new equipment and the overhaul and repair sales. The shift in
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — January 24, 2008
Fiscal 2008 Third Quarter Earnings Release	Page 2 of 5
product mix which we experienced in the first six months of fiscal 2008 continued in the third quarter as sales of new equipment accounted for 61% of total sales in the third quarter bringing the nine month total of new equipment shipments to 56% of sales compared to 46% for the first nine months of fiscal 2007. The demand for spare parts remained weak during the third quarter due primarily, we believe, to the delay in passage of the 2008 Federal Government Defense budget and this delay had the biggest impact on the shift in sales mix. While we remain confident that the unrealized portion of the spare parts sales will eventually be ordered, it is clear that much of the delayed order flow previously expected in fiscal 2008 will fall into fiscal 2009. Accordingly, on December 12, 2007 we issued a press release revising our sales and Adjusted EBITDA targets for fiscal 2008 to $74 million and $13.3 million, respectively, from the previously reported sales and Adjusted EBITDA targets of $77 million and $15.9 million, respectively.”
Mr. White continued, “The gross margin of 42% for the first nine months of fiscal 2008 versus 44% for the same period last year reflects the decline in spare parts sales which have substantially higher margins than our sales of new equipment and overhaul and repair. As mentioned above, the recovery of the shipment pattern to more historical trends we have been expecting has not yet occurred due, we believe, to the continued delay associated with appropriations under the 2008 Federal Government Defense budget. In spite of this, we are very pleased that the order rate for the overall business continued to show strength with a book-to-bill ratio for the third quarter of 1.1 following the second quarter’s very strong book-to-bill ratio of 1.6. The decrease in general, administrative and selling expenses in the third quarter of fiscal 2008 compared to the same period last year was mainly due to lower costs related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. For the first nine months of fiscal 2008, the general, administrative and selling expenses were approximately $0.5 million below our plan reflecting measures taken by us during the period to contain or reduce costs in view of the order patterns mentioned above. Our debt, net of cash on hand, at the end of the third quarter of fiscal 2008 was $35.6 million, a decrease of $2.6 million from the end of the second fiscal quarter of 2008 and a decrease of $3.4 million from the end of fiscal 2007. The decrease in the third quarter was principally due to decreased accounts receivable and decreased inventory levels. We are working down the inventory levels that were previously built up to accommodate a product mix more heavily weighted to new equipment sales. We anticipate a substantial reduction in debt, net of cash, in the fourth quarter through operating results as well as the previously announced sale and lease-back of our Union, New Jersey facility currently expected to close in the fourth quarter.”
Outlook for the Remainder of Fiscal 2008
Mr. White concluded, “As noted above and discussed more fully in our press release of December 12, 2007, we believe that the delay in certain appropriations associated with the Federal Government Defense budget has resulted in a delay in the orders for sales of spare parts. Although we expect that greater than expected sales of new production for fiscal 2008 will partially offset the shortfall in sales of spare parts, we have revised our sales and Adjusted EBITDA targets for fiscal 2008 to $74 million and $13.3 million from the previously reported sales and Adjusted EBITDA targets of $77 million and $15.9 million, respectively.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, which employs approximately 180 people at its facility in Union, New Jersey, reported sales of $73.3 million in the fiscal year ended March 31, 2007.

Breeze-Eastern Corporation — January 24, 2008
Fiscal 2008 Third Quarter Earnings Release	Page 3 of 5
Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, closing on the contract for the sale of the Company’s Union, New Jersey facility, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; continuing delay in passage of the 2008 Federal Government Defense budget; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended September 30, 2007.

Breeze-Eastern Corporation — January 24, 2008
Fiscal 2008 Third Quarter Earnings Release	Page 4 of 5

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Nine Months Ended
	12/30/07	12/31/06	12/30/07	12/31/06
Net sales	$18,061	$18,894	$51,556	$52,818
Cost of sales	9,919	10,079	29,763	29,404

Gross profit	8,142	8,815	21,793	23,414

General, administrative and selling expenses	4,714	5,050	14,069	14,385
Interest expense	846	1,000	2,670	3,286
Other expense-net	38	62	107	141
Loss on extinguishment of debt	—	—	—	1,331

Income before income taxes	2,544	2,703	4,947	4,271

Provision for income taxes	1,018	1,081	1,979	1,708

Net income	$1,526	$1,622	$2,968	$2,563

Basic earnings per share:
Net income	$0.16	$0.17	$0.32	$0.28

Diluted earnings per share:
Net income	$0.16	$0.17	$0.32	$0.27

Weighted average basic shares	9,327,000	9,275,000	9,308,000	9,252,000
Weighted average diluted shares	9,404,000	9,383,000	9,395,000	9,353,000
BALANCE SHEET INFORMATION

	12/30/07	3/31/07
Current assets	$43,407	$44,955
Property, plant and equipment — net	4,654	4,779
Other assets	30,115	30,737

Total assets	$78,176	$80,471

Current portion of long-term debt and short term borrowings	$7,129	$8,346
Other current liabilities	10,979	13,469

Total current liabilities	18,108	21,815
Long-term debt	30,454	32,750
Other non-current liabilities	9,475	9,007
Stockholders’ equity	20,139	16,899

Total liabilities and stockholders’ equity	$78,176	$80,471

Breeze-Eastern Corporation — January 24, 2008
Fiscal 2008 Third Quarter Earnings Release	Page 5 of 5
Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	12/30/07	12/31/06	12/30/07	12/31/06
Net sales	$18,061	$18,894	$51,556	$52,818
Cost of sales	9,919	10,079	29,763	29,404

Gross Profit	8,142	8,815	21,793	23,414

General, administrative and selling expenses	4,714	5,050	14,069	14,385

Operating income	3,428	3,765	7,724	9,029

Add back: depreciation and amortization	397	434	987	1,132

Adjusted EBITDA	$3,825	$4,199	$8,711	$10,161

Net income	$1,526	$1,622	$2,968	$2,563
Provision for income taxes	1,018	1,081	1,979	1,708
Depreciation and amortization	397	434	987	1,132
Interest expense	846	1,000	2,670	3,286
Other expense-net	38	62	107	141
Loss on extinguishment of debt	—	—	—	1,331

Adjusted EBITDA	$3,825	$4,199	$8,711	$10,161

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